Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION
OF
VOICEINTEROP, INC.

Pursuant to Sections 607.1003 and 607.1007 of the Florida Business Corporation Act (“FBCA”), VoiceInterop, Inc., a Florida corporation (the “Corporation”), certifies that:

These Amended and Restated Articles of Incorporation amend Article II of the Company’s Articles of Incorporation, as amended to date, to increase the number of authorized shares of capital stock and restate the Articles of Incorporation in its entirety. These Amended and Restated Articles of Incorporation were duly adopted by a majority of the Board of Directors of the Corporation at a meeting of the Board of Directors held on March 1, 2019.   The amendments contained herein require the approval of the holders of shares of the Common Stock of the Corporation, and the shareholders of the Corporation approved such amendments by written consent dated March 1, 2019. The number of votes cast for the amendments was sufficient for approval by the holders of Common Stock of the Corporation.

The text of the Corporation’s Articles of Incorporation is hereby amended and restated in its entirety, effective as of the date of filing of these Amended and Restated Articles of Incorporation with the Secretary of State of Florida, to read as follows:

ARTICLE I - NAME

The name of the corporation shall be VOICEINTEROP, INC. (the “Company”).

ARTICLE II - INITIAL PRINCIPAL OFFICE

The street and mailing address of the initial principal office of the Company is 8000 N Federal Hwy, Suite 100 Boca Raton, FL 33487.

ARTICLE III - PURPOSE

The Company is organized to transact any or all lawful business for which corporations may be incorporated under the FBCA as it now exists or may hereafter be amended or supplemented.

ARTICLE IV - CAPITAL STOCK

A.

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The aggregate number of shares which  the Company is authorized to issue is 120,000,000 shares, 100,000,000 shares of which shall be Common Stock (the “Common Stock”), and 20,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”).  All of such shares will be $0.001 par value per share.

A statement of the powers, preferences and rights, and the qualifications, limitations or residents therof, in respect of each class of stock of the Corporation is as follows:

B.

Preferred Stock

(1) General. The Preferred Stock may be issued from time to time in one or more classes or series, the share of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolutions providing for the issue of such class or series adopted by the Board of Directors as hereinafter prescribed.

(2) Preferences. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance of any such Preferred Stock and with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:  (a) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights; (b) the number of shares to constitute the class or series and the designations thereof;  (c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series; (d) whether or not the share of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption; (e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;  (f) the dividend rate, if any, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preferences to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or non-cumulative, and if cumulative, the date or dates from which such dividends shall accumulate; (g) the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;  (h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and (i) such other rights or limitations with respect to any class or series as the Board of Directors may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series, authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued and undesignated shares of the Preferred Stock.

B. Common Stock

(1) General.  All shares of Common Stock shall be identical and shall entitle the holders thereof to the same powers, preferences, qualifications, limitations, privileges and other rights.

(2) Voting Rights.  Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of the Preferred Stock, as hereinabove provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock and each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation.

(3) Dividends. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefore, dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to shareholders of record on such date or dates as shall be fixed for such purpose by the Board of Directors in accordance with the Florida Business Corporation Act.

(4) Other. The Common Stock and holders thereof shall have all such other powers and rights as provided by law.

ARTICLE V -  DURATION

The Company is to have perpetual existence.

ARTICLE VII - REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the Company is 8000 N Federal Hwy, Suite 100, Boca Raton, FL 33487. The name of the initial registered agent of the Company at that office is Larry M. Reid.

ARTICLE X - INDEMNIFICATION

The Corporation shall indemnify and may advance expenses to, and may purchase and maintain insurance on behalf of, its officers and directors to the fullest extent permitted by the FBCA as now or hereafter in effect.  Without limiting the generality of the foregoing, the Bylaws may provide for indemnification and advancement of expenses to officers, directors, employees and agents on such terms and conditions as the Board may from time to time deem appropriate or advisable.

ARTICLE XI –LIMITATION OF LIABILITY

To the fullest extent permitted under the FBCA and other applicable law, no member of the Board of Directors shall be personally liable to the Corporation or the holders of shares of capital stock for monetary damages for breach of fiduciary duty as a director.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the law of the Corporation’s state of incorporation is hereafter amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent then permitted.  No repeal or modification of this Article XI. shall adversely effect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in these Articles of Incorporation, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

Larry M. Reid /s/Larry M. Reid Required Signature/Registered Agent	/s/ Larry M. Reid March 7, 2019

I submit these Articles of Incorporation and affirm that the facts stated herein are true. I am aware that the false information submitted in a document to the Florida Department of State constitutes a third degree felony as provided for in Section 817.155 of the Florida Statutes.

/s/ Larry M. Reid Larry Reid, President	March 7, 2019

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